Exhibit 107

Calculation of Filing Fee Table

Form S-4
(Form Type)

Huntington Bancshares Incorporated
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.01 par value	457(f)(1) 457(c)	110,889,484	N/A	$1,840,196,769.00	0.0001531	$ 281,735.00
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$1,840,196,769.00		$ 281,735.00
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fees Due							$ 281,735.00

(1)
Represents the estimated maximum number of shares of common stock, par value $0.01 per share, of Huntington Bancshares Incorporated (“Huntington common stock”) being registered upon completion of the merger of Veritex Holdings, Inc. with and into Huntington Bancshares Incorporated (“Veritex” and such merger, the “merger”) described in the proxy statement/prospectus contained herein, which is the sum, rounded up to the nearest million, of (I) the sum of (a)(i) 54,329,738 shares of common stock, par value $0.01 per share of Veritex (“Veritex common stock”), issued and outstanding; (ii) 585,399 shares of Veritex common stock underlying existing exercise of outstanding Veritex stock options, (iii) 602,741 shares of Veritex common stock underlying outstanding restricted stock unit awards that vest based solely on services; (iv) 268,236 shares of Veritex common stock underlying outstanding Veritex performance unit awards (assuming maximum performance under their terms); and (v) 1,080,288 shares of Veritex common stock underlying future grants under the Veritex stock plans, multiplied by (b) the exchange ratio of 1.95 shares of Huntington common stock per share of Veritex common stock.

(2)
Calculated pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, based on the average of the high and low prices of Veritex common stock as reported on the NASDAQ on July 15, 2025 ($32.36 per share), multiplied by the estimated maximum number of shares of Veritex common stock (56,866,402) that may be exchanged or converted for the securities being registered.